Exhibit 10.6

EMPLOYEE MATTERS AGREEMENT

by and among

COCA-COLA ENTERPRISES INC.,

INTERNATIONAL CCE, INC.

and

THE COCA-COLA COMPANY

dated

February 25, 2010

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is made as of February 25, 2010 by and among Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), International CCE, Inc., a Delaware corporation (“Splitco”) and The Coca-Cola Company, a Delaware corporation (“TCCC”).

BACKGROUND

CCE, Splitco, TCCC and Cobalt Subsidiary LLC (“Merger Sub”) have concurrently entered into the Separation and Merger Agreement pursuant to which, upon the terms and subject to the conditions thereof, among other things, (i) CCE will consummate, or cause to be consummated, the Separation Transactions and (ii) following the Separation Transactions, TCCC will acquire CCE and the North American Business by means of a merger of Merger Sub with and into CCE, with CCE being the surviving corporation and pursuant to which (A) CCE will become a wholly-owned subsidiary of TCCC and (B) the outstanding shares of CCE Common Stock (other than the Excluded Shares) will be converted into the right to receive shares of Splitco Common Stock and cash as provided in the Separation and Merger Agreement.

This Agreement sets forth the agreement of the parties concerning (i) the transfer of employment of certain CCE Employees, (ii) the treatment of the CCE Benefit Plans and (iii) other matters related to CCE Employees.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of CCE, Splitco and TCCC hereby agrees as follows:

AGREEMENT

Article 1

Definitions

The following capitalized terms as used in this Agreement shall have the meaning set forth below unless otherwise specified herein. Other capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Separation and Merger Agreement.

(a) “CCE Employee” shall mean an individual employed by CCE or any of its Subsidiaries, including any such individual who is on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, disability leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994 and leave under the Family Medical Leave Act, and other approved leaves, including approved leaves of absence under Laws of jurisdictions other than the United States).

(b) “CCE North American Employee” shall mean a CCE Employee whose services are provided in respect of the North American Business (i) immediately prior to the Effective Time (including each CCE North American Headquarters Employee but excluding each Transferred CCE North American Employee) or (ii) with respect to any proposed action under Section 2.2 or 3.2 or Article 5, at the time such action is proposed to be taken; provided, that in no event shall any individual who is or was a non-employee director of CCE be a CCE North American Employee.

(c) “CCE North American Headquarters Employee” shall mean a CCE Employee whose services are provided in respect of the Corporate Segment.

(d) “CCE Other Employee” shall mean a CCE Employee who is not a CCE North American Employee, including each Transferred CCE North American Employee.

(e) “CCE Stock Plans” shall mean, collectively, CCE’s 1997 Stock Option Plan, 1999 Stock Option Plan, 2001 Restricted Stock Award Plan, 2001 Stock Option Plan, 2004 Stock Award Plan, 2007 Incentive Award Plan and Employee Stock Purchase Plan, in each case as amended through the most recent applicable amendment date, and all awards granted thereunder.

(f) “Former CCE Employee” shall mean any individual whose employment with CCE or any of its Subsidiaries is terminated prior to the Effective Time.

(g) “Separation and Merger Agreement” shall mean that certain Business Separation and Merger Agreement by and among CCE, TCCC, Splitco and Merger Sub, dated as of February 25, 2010.

(h) “Transferred CCE North American Employee” shall mean each CCE North American Headquarters Employee and each CCE North American Employee who, in accordance with Sections 5.2 and 2.1, becomes employed by Splitco or one of its Subsidiaries immediately prior to the Effective Time.

Article 2

Transfers of Employment and Assumption of Benefit Plans

2.1 CCE Employees.

Except as provided in Section 2.2, CCE shall, and shall cause its Subsidiaries to, take all actions necessary or desirable such that, effective no later than immediately prior to the Effective Time, (i) the CCE Other Employees shall be employed by Splitco or one of its Subsidiaries, (ii) the CCE North American Employees shall be employed by CCE or one of its Subsidiaries other than Splitco or one of Splitco’s Subsidiaries, (iii) the Contracts regarding any individuals who are independent contractors or consultants providing services to the North American Business shall be transferred to, and the liabilities and obligations with respect thereto assumed by, CCE, and (iv) the Contracts regarding any individuals who are independent contractors or consultants providing services to the Other CCE Businesses shall be transferred to, and the liabilities and obligations with respect thereto assumed by, Splitco.

2.2 CCE Expatriate Employees.

(a) Set forth on Schedule 2.2 is a list, as of the date of this Agreement, of (i) each CCE North American Employee who is providing services to the North American Business on “international assignment” (as such term is used by CCE) and (ii) each CCE Other Employee who is providing services to the CCE Other Businesses and on international assignment from a North American Business Entity, and in each case, such employee’s employer and the entity or business unit to which such employee is providing services as of the date of this Agreement.

(b) No later than August 1, 2010, TCCC shall notify CCE of the actions, if any, that CCE should take to facilitate the transfer of the employment, or the continuation of the international assignment, of the individuals set forth on Schedule 2.2 who are providing services as of the date of this Agreement to the North American Business.

2.3 CCE Benefit Plans.

(a) CCE shall, and shall cause its Subsidiaries to, take all actions necessary or desirable such that, effective no later than the Effective Time, (i) Splitco or one of its Subsidiaries shall assume sponsorship of, and all of CCE’s rights, powers, duties, obligations and Liabilities under and with respect to, all CCE Benefit Plans other than the North American Benefit Plans and (ii) CCE or one of its Subsidiaries (other than Splitco and its Subsidiaries) shall assume sponsorship of, and all of CCE’s rights, powers, duties, obligations and Liabilities under and with respect to, all North American Benefit Plans. At the Effective Time, Splitco shall pay to CCE the net amount (i.e., the difference between employee contributions and payments to employees for expenses for the calendar year in which the Effective Time occurs), determined as of the Effective Time, credited to the accounts of the CCE North American Business Employees and, if the Effective Time occurs during 2010, the Transferred CCE North American Employees, in any case, under CCE’s Healthcare Reimbursement Account Plan and Dependent Care Reimbursement Account Plan.

(b) CCE shall, and shall cause its Subsidiaries to, take all actions necessary or desirable such that, effective no later than the Effective Time, the CCE Other Employees shall, except as specifically provided herein or in the Transition Services Agreement, cease active participation in the North American Benefit Plans and shall accrue no additional benefits thereunder.

2.4 No Termination of Employment.

The parties hereto agree that it is intended for purposes of all CCE Benefit Plans (including without limitation, any CCE severance plan, program agreement or arrangement and the CCE Stock Plans), that no CCE North American Employee shall be considered to have incurred a termination of employment or separation from service with CCE or its Subsidiaries solely by virtue of the transfer of such individual’s employment pursuant to this Agreement (whether pursuant to Section 2.1, 2.2 or 5.2 of this Agreement or otherwise) and/or the consummation of the Separation Transactions or the other transactions contemplated by the Separation and Merger Agreement or this Agreement.

2.5 COBRA.

CCE shall retain the obligation for continuation coverage (within the meaning of Section 4980B of the Code) for Former CCE Employees (and their spouses and eligible dependents) who are as of immediately prior to the Effective Time eligible for such coverage pursuant to a CCE Benefit Plan.

2.6 Long-Term Disability.

CCE shall retain the obligation to provide continued long-term disability benefits for any CCE North American Employees and Former CCE Employees who were employed in the North American Business at the time they became eligible for such benefits, in each case, who are receiving such benefits as of the Effective Time. Such long-term disability benefits shall be, with respect to each such CCE North American Employee or Former CCE Employee, substantially comparable in the aggregate to the benefits such individual is receiving as of the Effective Time.

Article 3

CCE North American Employees

3.1 Level of Compensation and Benefits.

From the Effective Time through and including December 31, 2011, TCCC shall, or shall cause its Subsidiaries to, provide to the non-represented CCE North American Employees (i) salary, wages and annual cash bonus opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Effective Time, retaining CCE’s pay and bonus structure, salary bands, compensation ranges and target bonus levels within such salary bands, and executive perquisite allowances as in effect immediately prior to the Effective Time and (ii) benefits (other than equity-based compensation, which shall be governed solely under

Section 3.2, and other employee benefits specifically provided for in this Agreement) that are substantially comparable in the aggregate to the benefits provided to the CCE North American Employees immediately prior to the Effective Time under the North American Benefit Plans listed in Section 4.14(a) of the Seller Disclosure Letter other than the CCE Stock Plans, in each case, subject to the CCE North American Employee’s continued employment with TCCC or one of its Affiliates; provided, however, that with respect to the CCE North American Employees set forth on Schedule 2.2, TCCC and, if applicable, its Subsidiaries, shall use their commercially reasonable best efforts to provide such individuals with substantially comparable salary, bonus opportunities, benefits and expatriate allowances in accordance with applicable Laws.

3.2 Equity-Based Compensation.

(a) CCE shall not grant any equity-based awards to any CCE North American Employee from the date of this Agreement through October 15, 2010, other than equity-based awards made (i) to newly hired employees, within one year following the employee’s date of hire, that are in the ordinary course of business and in accordance with CCE’s past practice of compensating newly hired employees, (ii) prior to September 1, 2010, to employees to correct administrative errors in the employees’ most recent annual equity-based awards, (iii) to a Transferred CCE North American Employee identified to TCCC prior to such grant, or (iv) with the consent of TCCC, which consent shall not be unreasonably delayed or withheld. In the event that as of October 15, 2010, the parties reasonably determine that the Effective Time shall not occur prior to December 15, 2010, following consultation with TCCC, CCE may make grants of equity-based awards no later than December 15, 2010, (such grants, collectively, the “CCE 2010 Grant”) to CCE North American Employees (excluding for this purpose grants made to Transferred CCE North American Employees who have been identified to TCCC prior to the date of the CCE 2010 Grant) that are in accordance with CCE’s past practice and guidelines with respect to annual grants, made most recently in November 2009 to CCE North American Employees; provided, however, that (x) in no event shall the CCE 2010 Grant have an aggregate value as of the grant date (based on a reasonable Black-Scholes valuation or grant date fair value methodology, as applicable, to be agreed between TCCC and CCE) that is greater than the aggregate value as of the grant date of the aggregate annual equity awards made by CCE in November 2009 to CCE North American Employees (excluding for this purpose grants made to Transferred CCE North American Employees who have been identified to TCCC prior to the date of the CCE 2010 Grant), and (y) each award made pursuant to the CCE 2010 Grant shall specify that the transactions contemplated by the Separation and Merger Agreement shall not constitute a “Change in Control” if the Effective Time occurs prior to December 31, 2011; and provided, further, that this sentence shall not limit CCE’s ability to make grants of equity-based awards to CCE Other Employees who are not Transferred CCE North American Employees, and to Transferred CCE North American Employees who have been identified to TCCC prior to the date of the CCE 2010 Grant.

(b) At such time after the Effective Time as TCCC makes its regular annual equity awards to its employees in 2011 and no later than June 30, 2011, TCCC shall provide equity-based awards to CCE North American Employees who hold a position in the Senior Management Broad Band or above (or a comparable TCCC position) having a substantially comparable value in the aggregate, for a comparable number of employees, as of the date of grant (based on a reasonable Black-Scholes value for stock option grants and based on the grant date fair value for whole share-based awards) as awarded by CCE to its employees providing services to the North American Business in November 2009 (excluding for this purpose grants made to Transferred CCE North American Employees), with such grant made in a manner consistent with CCE’s target award levels, award ranges, and performance adjustment criteria employed in such November 2009 annual equity grant by CCE; provided, however, that (i) TCCC shall have no obligation to replicate the form of award or the terms and conditions of awards granted under CCE Stock Plans, including without limitation the number of shares to be subject to such TCCC equity awards and the vesting conditions and exercise or purchase price of such TCCC equity awards and (ii) TCCC shall not be obligated to make such 2011 equity-based awards to CCE North American Employees if CCE shall have made the CCE 2010 Grant.

(c) Provided that the Effective Time occurs prior to December 31, 2010, the CCE performance share units granted in 2007 and any other CCE equity award with performance criteria based on growth in earnings per share

(“EPS”) for the period 2008-2010, and CCE performance share awards having a performance goal relating to EPS achieved by CCE for the year 2010, in any case, held by CCE North American Employees and former CCE North American Employees (the “2010 EPS Awards”) shall be eligible to satisfy such EPS performance goals with respect to the year 2010 only as provided in Schedule 3.2(c). It is expressly understood and agreed between the parties that the time-based vesting provisions of the 2010 EPS Awards shall not be modified in any way by this Section 3.2.

3.3 2010 Annual Bonus.

In the event that the Effective Time occurs during 2010, annual cash incentive compensation for the CCE North American Employees with respect to the year 2010 shall be determined in accordance with CCE’s 2010 annual bonus program (the “2010 CCE Annual Bonus Program”). The 2010 CCE Annual Bonus Program shall be adopted by CCE in accordance with its past practice, except that such program shall (i) use as a performance measure the 2010 definition of “operating income” set forth on Schedule 3.3 hereto, (ii) include provisions for adjustments of applicable performance goals upon consummation of the transactions contemplated by the Separation and Merger Agreement, with specific adjustments, including for costs and expenses related to the transactions, to be mutually agreed between TCCC and CCE, and (iii) provide that for CCE North American Employees whose performance measure relates to corporate-wide performance, the annual bonus shall be determined based on corporate-wide performance for the pro rata portion of the bonus relating to the period before the Effective Time, and the performance of the North American Business (excluding the Corporate Segment) for the pro rata portion of the bonus relating to the period after the Effective Time.

3.4 Severance.

(a) CCE shall be responsible for the severance costs, if any, of any CCE North American Employee arising on and after the Effective Time. CCE shall maintain CCE’s Executive Severance Plan for not less than 24 months following the Effective Time, in accordance with the terms of such plan in effect as of the date of this Agreement. CCE shall not expand the positions eligible for participation in the CCE Executive Severance Plan without the consent of TCCC. For those CCE North American Employees who are not eligible to participate in CCE’s Executive Severance Plan under the terms of such plan in effect as of the date of this Agreement, TCCC and its Subsidiaries (including but not limited to CCE and the North American Business Subsidiaries) shall pay to any such CCE North American Employee whose position is eligible for benefits under the CCE Employee Severance Plan as in effect on the date of this Agreement, and whose employment is terminated following the Effective Time through and including December 31, 2011, severance benefits that are substantially comparable to those that would have been provided under the CCE Employee Severance Plan as in effect on the date of this Agreement.

(b) Splitco shall be responsible for the severance costs, if any, of all CCE Other Employees on and after the Effective Time, whether the applicable termination of employment occurs prior to, as of or following the Effective Time.

3.5 Retiree Medical Benefits.

From the Effective Time through and including December 31, 2011, TCCC shall, and shall cause its Subsidiaries (including but not limited to CCE and the North American Business Subsidiaries) to provide retiree medical benefits to (i) Former CCE Employees (and their eligible spouses and dependents, as applicable) who are as of immediately prior to the Effective Time receiving retiree medical benefits under a CCE Benefit Plan maintained for the benefit of retired CCE North American Employees and (ii) CCE Other Employees who are immediately prior to the Effective Time eligible for such retiree medical benefits under such plans and who elect to receive such benefits immediately following the Effective Time, which benefits shall be substantially comparable to the level of coverage in effect as of the date of this Agreement; provided, that TCCC may increase premiums, co-payments and deductibles at any time and from time to time with respect to retiree medical benefits consistent with CCE’s past practices and the rate of inflation with respect to the cost of providing health care. Any CCE Other Employee who is not immediately prior to the Effective Time eligible for retiree medical benefits under a CCE Benefit Plan shall not at any time later become eligible for benefits under any CCE or TCCC retiree medical plan, policy, program or arrangement.

3.6 CCE Defined Benefit Pension Plan.

CCE shall implement the changes to the CCE Employees’ Pension Plan that were approved by the Human Resources and Compensation Committee of CCE’s Board of Directors on September 1, 2009, in accordance with such approvals, to be effective January 1, 2011. CCE shall consult with TCCC on all plan details and implementation of such changes as so approved on September 1, 2009. The terms of such amended plan shall be subject to TCCC’s input, and TCCC shall not unreasonably delay discussions regarding such terms. Notwithstanding anything in this Agreement to the contrary, in no event shall any amendment to the CCE Employees’ Pension Plan contemplated by this Section 3.6 limit CCE’s or TCCC’s right to amend or modify such plan in any way after December 31, 2011, except to the extent that such limit applies solely as a result of applicable Laws.

3.7 Credit for Service.

To the extent that a CCE North American Employee commences participation in an employee benefit plan, program or arrangement maintained by TCCC or any TCCC Subsidiary (an “Applicable TCCC Plan”) following the Effective Time, TCCC shall, or shall cause CCE or the North American Business Subsidiaries and the Applicable TCCC Plan to:

(a) credit each CCE North American Employee’s service with CCE or any predecessor to CCE, to the extent credited under the analogous North American Benefit Plan as of the Effective Time, as service with TCCC for purposes of eligibility and vesting, and for purposes of determining benefits under applicable vacation programs and service awards; and provided, however, that such service credit shall be subject to the applicable terms of any employment agreement;

(b) in the case of insured arrangements, use its reasonable best efforts to cause its third-party insurance providers to, and in the case of self-insured arrangements, cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Applicable TCCC Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous North American Benefit Plan in which such CCE North American Employee participated immediately prior to the Effective Time, to be waived in the plan year in which the Effective Time occurs with respect to such CCE North American Employee (and such individual’s spouse and eligible dependents) who become participants in such Applicable TCCC Plan; and

(c) give credit for or otherwise take into account under such Applicable TCCC Plan the out-of-pocket expenses and annual expense limitation amounts paid by each CCE North American Employee under the analogous North American Benefit Plan for the plan year in which the Effective Time occurs.

In no event shall any CCE North American Employee be entitled to credit for service with CCE or any predecessor to CCE (x) for purposes of determining the level of benefits provided under any Applicable TCCC Plan not specified under clause (a) of this Section 3.7 or (y) under TCCC’s tax-qualified defined benefit pension plan, for purposes of (1) determining years of service or (2) recognition of compensation unless, for purposes of this clause (2), such CCE North American Employee was as of December 31, 2009 eligible for recognition of compensation under such plan.

3.8 Represented Employees.

Notwithstanding any other provision of this Agreement to the contrary, the terms and conditions of the employment of CCE North American Employees covered by a collective bargaining Contract shall continue in accordance with the terms of such collective bargaining Contract, and TCCC shall not be required to take, or to cause any of its Subsidiaries to take, any action that would violate or breach the terms of any collective bargaining Contract.

3.9 Workers’ Compensation.

Prior to the Effective Time, CCE and Splitco shall use commercially reasonable efforts to fulfill the necessary requirements of each jurisdiction in which the Other CCE Businesses operate with respect to workers’ compensation insurance, including posting surety bonds or purchasing insurance policies and shall use their respective reasonable best efforts to obtain a release of CCE and any North American Business Subsidiary from any and all obligations in respect of workers’ compensation insurance relating to the Other CCE Businesses.

3.10 No Guarantee of Employment.

Nothing in this Agreement shall be construed as prohibiting (a) TCCC and its Affiliates (including but not limited to, CCE and the North American Business Subsidiaries following the Effective Time) from terminating the employment of any CCE North American Employee or (b) Splitco and its Affiliates from terminating the employment of any CCE Other Employee, in any case, at any time following the Effective Time and for any or no reason.

3.11 Preservation of Rights to Amend or Terminate Plans.

Except as expressly provided in this Agreement, nothing contained in this Agreement shall (i) be construed to establish, amend or modify any benefit plan, program or arrangement, or (ii) alter or limit the ability of TCCC, CCE, any North American Business Subsidiary, Splitco or any of their respective Subsidiaries or Affiliates, whether prior to, as of or following the Effective Time, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in accordance with the terms of such plan, program, agreement or arrangement and applicable Laws. Without limiting in any way the generality of the foregoing, TCCC shall not be obligated to continue the CCE Employee Stock Purchase Plan.

3.12 Cooperation on Employee Communications.

Without limiting the generality of any provision in this Agreement or the Separation and Merger Agreement, each of TCCC, CCE and Splitco shall cooperate with the other parties hereto in establishing as soon as practicable following the date of this Agreement, protocols for communications with the CCE North American Employees concerning the nature of the transactions contemplated hereby and by the Separation and Merger Agreement, including without limitation communications with respect to job applications, transfers of employment and the effect of the Separation Transactions and the Merger on employee benefits; provided, that, such protocols shall not limit CCE’s and Splitco’s ability to communicate with CCE North American Headquarters Employees concerning transfers of employment and other matters relating to becoming Transferred CCE North American Employees.

3.13 CCE Stock Plans.

The treatment of outstanding equity previously granted under the CCE Stock Plans shall be governed by the Separation and Merger Agreement and Section 3.2 of this Agreement.

3.14 CCE Contributions through the Effective Time.

(a) All required contributions to North American Benefit Plans that are defined contribution plans, with respect to employee deferrals and contributions, matching contributions and other contributions for CCE Employees in respect of all periods through the Effective Time, determined in accordance with the terms and provisions of the relevant North American Benefit Plan, ERISA, and the Code, shall be paid by CCE or the relevant Subsidiary of CCE (including without limitation Splitco and its Subsidiaries). Any such contributions that are not made prior to the Effective Time shall be paid to TCCC no later than 15 days following the Effective Time.

(b) On the Closing Date, TCCC shall pay to CCE (i) the amount specified in Section 4.05 of the Tax Sharing Agreement in respect of the amount of the aggregate 2009 contribution that CCE made to the CCE tax-qualified or registered defined benefit pension plans that are not “multiemployer plans” within the meaning of Section 3(37) of ERISA (the “Section 3.14 Pension Plans”) less (ii) the amount set forth in Schedule 3.14(b). TCCC agrees that CCE shall not be required to fund any contribution to the Section 3.14 Pension Plans after December 31, 2009 and prior to the Effective Time or the termination of this Agreement. Accordingly, if the Effective Time shall not have occurred prior to the time CCE is required to make such contributions (or if CCE shall with TCCC’s prior written consent make a contribution earlier than as required), the amount specified in Section 4.05 of the Tax Sharing Agreement shall be adjusted, as provided in Section 4.05 of the Tax Sharing Agreement, to account for such contributions. Payments under this Section 3.14(b) shall be made or deemed made in the manner set forth in Paragraph 7 of Schedule A of the Separation and Merger Agreement.

Article 4

Nonqualified Deferred Retirement Plans

4.1 Transfer of Liabilities and Assets.

Prior to the Effective Time, CCE shall cause Splitco to assume and become obligated for all liabilities and obligations under the CCE Executive Pension Plan, Supplemental Pension Plan, and Supplemental MESIP with respect to the Transferred CCE North American Employees and the Deferred Compensation Plan for Non-Employee Directors with respect to directors and former directors of CCE (such benefits under such plans, the “Transferred Nonqualified Plan Benefits”). CCE shall cause the assets held by the Amended and Restated CCE Supplemental Matched Employee Savings and Investment Plan Rabbi Trust that have been allocated to the Transferred CCE North American Employees in accordance with their hypothetical investment elections with respect to the Supplemental MESIP as of immediately prior to the Effective Time to be transferred, on an account-by-account basis, to a grantor trust established by Splitco.

4.2 Stock Funds.

CCE shall, and shall cause its Subsidiaries to, take all actions necessary such that, effective no later than the date of this Agreement, and for the period from the date of this Agreement until the Effective Time, no Supplemental MESIP participant shall be permitted to (i) newly elect a hypothetical investment in the CCE stock fund or the TCCC stock fund under the Supplemental MESIP or (ii) modify such Supplemental MESIP participant’s investment elections as of the date of this Agreement to increase amounts hypothetically invested in the CCE stock fund or the TCCC stock fund.

Article 5

General Conduct of the North American Business Related to Employee Matters and Restrictions on Employment

5.1 Conduct of the North American Business Relating to Employee Matters.

Without the prior written consent of TCCC (which consent shall not be unreasonably withheld, delayed or conditioned), CCE shall not, and shall cause its Subsidiaries and Affiliates not to, directly or indirectly, take, authorize or enter into any agreement or commitment to take any of the following actions with respect to the North American Business Entities or the North American Business:

(a) increase the rate of compensation of, or pay or agree to pay any benefit to, any CCE North American Employee, except as may be required to comply with applicable Laws or by any existing plan, including any CCE Benefit Plan, agreement or arrangement, and except in the ordinary course of business consistent with past practice, including as part of CCE’s or the North American Business Subsidiaries’ normal periodic performance reviews and related salary increases;

(b) enter into, adopt or amend (i) any North American Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the CCE North American Employees (including any employment agreement (not terminable at will) or severance or change of control agreement with a CCE North American Employee other than an agreement between Splitco or a Splitco Subsidiary and a Transferred CCE North American Employee for which Splitco or a Splitco Subsidiary is fully liable) or (ii) any CCE Benefit Plan for which any North American Business Entity could be liable following the Effective Time, except (A) as required by Laws, (B) in the ordinary course of business consistent with past practice, (C) with respect to an agreement between an Other CCE Businesses Entity and a Transferred CCE North American Employee, or (D) as specifically contemplated by this Agreement; provided, however, that in no event shall any action be taken that would (1) amend any North American Benefit Plan or CCE Benefit Plan to provide a CCE North American Employee with a “gross-up” for any federal, state, local, income, excise or other Tax, (2) amend the CCE Employees’ Pension Plan in any way inconsistent with the terms approved by CCE’s Board of Directors on September 1, 2009 or (3) expand the positions eligible for participation in any North American Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the CCE North American Employees.

(c) except (i) as contemplated hereby with respect to Transferred CCE North American Employees and (ii) with respect to CCE Employees who are listed on Schedule 2.2, change the duties of any CCE North American Employee such that the employee would no longer be a CCE North American Employee, or change the duties of any employee who is not currently a CCE North American Employee such that the employee would become a CCE North American Employee;

(d) terminate the employment of any CCE North American Employee (i) whose position is as of the date of this Agreement at Business Unit/Functional Leadership Broad Band or above or (ii) who is within 60 days following the date of this Agreement mutually agreed by TCCC and CCE to be a key CCE North American Employee (collectively, the “Key CCE Employees”); provided, however, that CCE may terminate the employment of a Key CCE Employee who (x) violates CCE’s Code of Business Conduct or (y) has, prior to the date of this Agreement, been given notice by CCE of an involuntary termination of employment;

(e) enter into any Contract with respect to any CCE Benefit Plan (including, without limitation, contracts for the provision of services to such CCE Benefit Plan) having a term of greater than one year or providing for payments by CCE having a value, estimated as of the date of such Contract, of greater than $5 million; or

(f) implement any layoffs that would trigger the notice requirements of the WARN Act without complying with the WARN Act.

5.2 Identification of Transferred Headquarters Employees.

(a) Following the date of this Agreement until the Effective Time, CCE shall have the discretion to select which of the CCE North American Headquarters Employees it shall solicit to be Transferred CCE North American Employees. Following the date of this Agreement until the Effective Time, without the prior written consent of TCCC, none of CCE, Splitco or any of their respective Subsidiaries shall solicit for employment with Splitco or any Splitco Subsidiary any CCE North American Employee other than a CCE North American Headquarters Employee.

(b) No later than August 1, 2010, CCE shall provide to TCCC a schedule setting forth the names of each CCE North American Headquarters Employee who CCE has determined it shall not solicit to be a Transferred CCE North American Employee. TCCC shall be permitted to contact any such CCE North American Headquarters Employee with respect to employment with TCCC and its Subsidiaries to be effective as of the Effective Time.

5.3 No Solicitation; No Employment.

From the Effective Time until December 31, 2011, Splitco shall not, without the express written consent of TCCC, and shall not permit any of its Subsidiaries to, solicit for employment with Splitco or any Splitco Subsidiary any person (a) who is an employee of TCCC or CCE (or their respective Subsidiaries) or (b) who is a former employee of TCCC or CCE (or their respective Subsidiaries) whose employment is terminated at any time after the date of this Agreement, during the first 60 days following such termination of employment, or, in any case, in any way interfere with the relationship between TCCC or CCE or any of their respective Subsidiaries and any such person. From the Effective Time until December 31, 2011, TCCC shall not, without the express written consent of Splitco, and shall not permit any of its Subsidiaries to, solicit for employment with TCCC or any TCCC Subsidiary any person (a) who is an employee of Splitco or any Splitco Subsidiary or (b) who is a former employee of Splitco or any Splitco Subsidiary whose employment is terminated at any time after the date of this Agreement, during the first 60 days following such termination of employment, or, in any case, in any way interfere with the relationship between Splitco or a Splitco Subsidiary and any such person. The foregoing restrictions shall not apply to any person whose employment with TCCC, CCE or Splitco (or their respective Subsidiaries), as applicable, terminates involuntarily, and shall not apply to general solicitations or advertisements not specifically directed to employees of TCCC, CCE, Splitco or their respective Subsidiaries, as applicable, or solicitations by search firms or other similar entities that have not been instructed to solicit such employees.

Article 6

Collective Bargaining Agreements and Union Matters

6.1 Negotiation of Collective Bargaining Agreements.

CCE shall not, and shall cause its Subsidiaries not to, execute, adopt, amend or terminate any collective bargaining Contract without TCCC’s consent, which consent shall not be unreasonably withheld or delayed, unless such execution, amendment, adoption or termination (i) relates solely to CCE Other Employees, (ii) results in increased costs over the prior collective bargaining Contract of $5 million or less per 12-month period, or (iii) does not involve the implementation of a new or new participation in a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program. At TCCC’s request, CCE shall provide periodic updates with respect to the negotiation, execution, adoption, amendment or termination of any collective bargaining Contract.

6.2 Continued Obligation.

CCE shall honor, and satisfy all of its obligations under, the collective bargaining Contracts by which it is bound.

6.3 Union Communications.

On or following the date of this Agreement, CCE shall, and shall cause its Subsidiaries to, notify each union or similar organization representing CCE North American Employees of the transactions contemplated by this Agreement or the Separation and Merger Agreement as required by Laws or any existing collective bargaining Contract.

Article 7

Miscellaneous

Separation and Merger Agreement Coordination.

7.1 Incorporation.

Section 1.3 and Article X of the Separation and Merger Agreement are incorporated herein by reference.

7.2 Transfer of Records and Information from CCE to Splitco.

Subject to applicable Laws, CCE shall transfer to Splitco any and all employment and employee benefit records and information (including, but not limited to, Forms W-2 or other Internal Revenue Service forms, any Forms I-9 or personnel records) with respect to Transferred CCE North American Employees and CCE Other Employees and other records reasonably required by Splitco to enable Splitco to properly carry out its obligations under this Agreement. Such transfer of records and information shall generally occur as soon as administratively practicable following (a) the date hereof or (b) with respect to records and information that are relevant to services provided in the Transition Services Agreement, the date upon which the provision of those services terminates. After the transfer of those records to Splitco, Splitco shall permit CCE and its Affiliates to have reasonable access to such records and such information.

7.3 Transition Services.

Except as otherwise provided in the Transition Services Agreements or as otherwise expressly provided herein, neither party shall have any responsibility for providing services to the other party with respect to employee or benefit plan matters after the Effective Time.

7.4 Effect of Failure to Close or Early Termination.

If the Effective Time does not occur, then all actions required to be taken under this Agreement shall not be taken except to the extent determined by the party required by this Agreement to take such action. This Agreement shall automatically terminate without any action being required by any party hereto in the event that the Separation and Merger Agreement is terminated prior to consummation of the transactions contemplated thereby, in which event this Agreement shall become null and void and of no further force or effect. Any termination of this Agreement shall not be deemed to release and shall not relieve any party hereto from any liability for fraud or any intentional and material breach of this Agreement occurring on or prior to such termination.

7.5 Counterparts.

This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

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(Signature page follows)

The parties have caused this Agreement to be signed by their authorized representatives as of the date first set forth in this Agreement.

COCA-COLA ENTERPRISES INC.		INTERNATIONAL CCE, INC.

By	/S/ JOHN F. BROCK	By	/S/ JOHN F. BROCK
	John F. Brock		John F. Brock
Title	Chairman and Chief Executive Officer	Title	Chief Executive Officer

THE COCA-COLA COMPANY

By	/S/ GARY P. FAYARD
Gary P. Fayard
Title	Chief Financial Officer and Executive Vice President